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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                           ---------------------------




                                    FORM 8-K


              Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date
                    of earliest event reported): May 2, 1996



                          PATINA OIL & GAS CORPORATION

             (Exact name of registrant as specified in its charter)




     Delaware                       1-14344                     75-2629477
(State or other jurisdiction   (Commission  File               (IRS Employer
       of incorporation)            Number)                 Identification No.)




1625 Broadway
Denver, Colorado                                                   80202
(Address of principal executive offices)                         (Zip Code)



       Registrant's telephone number, including area code: (303) 592-4600



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Item 2.           Acquisition or Disposition of Assets.

         As announced on May 2, 1996, the merger (the "Merger") of Gerrity Oil & Gas Corporation ("Gerrity") into a wholly-owned subsidiary of Patina Oil & Gas Corporation ("Patina") occurred on May 2, 1996 following approval of the Merger by Gerrity's common shareholders. As a result of the Merger, Gerrity became a wholly-owned subsidiary of Patina. Simultaneously with the Merger, Snyder Oil Corporation ("SOCO") contributed all its assets and operations, subject to certain limitations, in the Wattenberg Field of Colorado ("Wattenberg") to Patina (the "Contribution"). In connection with the Contribution, Patina assumed $75 million of bank debt from SOCO.

         With the closing of the transaction, Patina holds interests in over 3,600 Wattenberg wells. As of December 31, 1995, Patina has net proved reserves of 82 million barrels of oil equivalent ("BOE"), over two-thirds of which were natural gas. Patina's production currently exceeds 20,000 BOE per day.

         SOCO owns an aggregate of 14,000,000 shares of common stock of Patina, of which 12,000,000 are common stock, par value $.01 per share ("Patina Common Stock"), and 2,000,000 are Series A Common Stock. The Series A Common Stock is a special series of common stock of Patina having three votes per share, and will convert automatically into ordinary Patina Common Stock (i.e., shares with one vote per share) upon transfer of those shares by SOCO to a non-affiliate or if Patina ceases to be included in the consolidated financial statements of SOCO. Thus, SOCO owns 70% of the outstanding shares of the common stock of Patina and holds 75% of the voting power of Patina's common stock.

         Pursuant to the terms of the Merger, the shares of common stock of Gerrity issued and outstanding immediately prior to the effective time of the Merger were converted into an aggregate of 6,000,000 shares of Patina Common Stock and 3,000,000 five-year warrants initially to purchase one share of Patina Common Stock at an exercise price of $12.50 per share (the "Patina Warrants").

         In addition, pursuant to an exchange offer, approximately 75.3% of the depositary shares representing Gerrity's $12 convertible preferred stock were accepted by Patina for exchange into approximately 1.2 million shares of Patina's 7 1/8% convertible preferred stock (the "Patina Preferred Stock"). The Patina Preferred Stock has a liquidation preference of $25.00 per share, pays quarterly dividends at the rate of 7 1/8% per year and is convertible into Patina Common Stock at a conversion price of $12.30, which conversion price is subject to downward adjustment after the Merger to equal 123% of the average closing price of the Patina Common stock for the ten trading days immediately following the 60th day after the Merger, subject to a minimum conversion price of $8.61.

         Patina also issued a five-year warrant for 500,000 shares of Patina Common Stock, at a price equal to the average closing price during the 10-day period following the Merger, to Robert W. Gerrity, who resigned as an officer and director of Gerrity in connection with the transaction.

        Patina's long-term debt, after all transaction costs, is expected to approximate $215 million initially. Patina has entered into a $240 million credit facility with Texas Commerce Bank National Association, which serves as Administrative Agent, NationsBank of Texas, N.A., Documentation


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Agent,  and CIBC,  Inc.,  Credit  Lyonnais New York Branch and Wells Fargo Bank,
N.A., as co- agents. The facility will be used to refinance debt to be assumed in the transaction, including approximately $100 million of bank debt assumed from SOCO and Gerrity and up to $100 million of Gerrity's senior subordinated notes if the holders exercise their right to put the notes to Gerrity. $87 million of the facility may be used only to repurchase Gerrity's senior subordinated notes. The balance of the facility will be available for working capital.

         The Amended and Restated Agreement and Plan of Merger dated as of January 16, 1996 as amended and restated as of March 20, 1996 (the "Merger Agreement"), which was negotiated between representatives of SOCO and Gerrity, provides that any contracts or transactions (other than transactions contemplated by the Merger Agreement) involving Patina or any of its subsidiaries in which SOCO or any of its subsidiaries has any interest (other than an interest solely as a stockholder of Patina) shall be approved by either
(a) a majority of the disinterested directors of Patina or (b) a majority of any committee established by the Patina Board of Directors that consists solely of directors that are disinterested. In addition, in accordance with the Merger Agreement, SOCO and Patina have entered into certain agreements, including a Business Opportunity Agreement, Corporate Services Agreement, Cross-Indemnification Agreement and Registration Rights Agreement, that will govern the relationship between SOCO and Patina following the Merger.

         The descriptions of the Merger Agreement, Business Opportunity Agreement, Corporate Services Agreement, Cross-Indemnification Agreement and Registration Rights Agreement included in this Report are summaries and are qualified in their entirety by the respective terms of such agreements, which are filed as exhibits to this Report and are incorporated herein by reference.